                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] CONFIDENTIAL, FOR USE OF THE
[_] Preliminary Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            IDX SYSTEMS CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

                            IDX SYSTEMS CORPORATION
                              1400 SHELBURNE ROAD
                                 P.O. BOX 1070
                        SOUTH BURLINGTON, VERMONT 05403

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MAY 18, 1998

To The Stockholders:

  The 1998 Annual Meeting of Stockholders of IDX Systems Corporation (the "Company") will be held at the Ramada Inn and Conference Center at 1117 Williston Road, South Burlington, Vermont 05403, on Monday, May 18, 1998 at 10:00 a.m., local time, to consider and act upon the following matters:

  1. To elect three Class III Directors to serve for the ensuing three years.

  2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the current fiscal year.

  3. To consider and act upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

  Stockholders of record at the close of business on March 16, 1998 are entitled to notice of, and to vote at, the meeting. The stock transfer books of the Company will remain open for the purchase and sale of the Company's Common Stock.

  All stockholders are cordially invited to attend the meeting.

                                          By Order of the Board of Directors,

                                          ROBERT W. BAKER, JR., Secretary

South Burlington, Vermont
April 13, 1998

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                            IDX SYSTEMS CORPORATION
                              1400 SHELBURNE ROAD
                                 P.O. BOX 1070
                        SOUTH BURLINGTON, VERMONT 05403

          PROXY STATEMENT FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held on May 18, 1998

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of IDX Systems Corporation (the "Company") for use at the 1998 Annual Meeting of Stockholders to be held on May 18, 1998 and at any adjournment or adjournments of that meeting (the "Meeting"). All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to the Secretary of the Company.

  The Company's Annual Report for the year ended December 31, 1997 is being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about April 17, 1998.

  A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission (the "Commission"), except for exhibits, will be furnished without charge to any stockholder upon written request of Investor Relations, IDX Systems Corporation, 1400 Shelburne Road, P.O. Box 1070, South Burlington, Vermont 05403. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

VOTING SECURITIES AND VOTES REQUIRED

  On March 16, 1998, the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, there were outstanding and entitled to vote an aggregate of 26,263,353 shares of Common Stock of the Company, $.01 par value per share ("Common Stock"). Each share is entitled to one vote.

  Under the Vermont Business Corporation Act, the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the Meeting. Shares of Common Stock present in person or represented by proxy (including such shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

  For the election of Directors, it is required under the Vermont Business Corporation Act that there be an affirmative vote of the holders of a plurality of votes cast by the stockholders entitled to vote at the Meeting at which a quorum is present. If a quorum exists, action on any other matter properly coming before the Meeting is approved if the votes cast by the holders of the shares of Common Stock voting on such matter exceed the votes cast opposing such matter.

  Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and also will not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information, as of January 15, 1998, with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Director and nominee for Director, (iii) each executive officer named in the Summary Compensation Table under the heading "Executive Compensation" below (a "Named Executive Officer") and (iv) all Directors and executive officers of the Company as a group.

  The number of shares of Common Stock beneficially owned by each Director or executive officer is determined under the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after January 15, 1998, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

                                                 SHARES OF      PERCENTAGE OF
              NAME AND ADDRESS                  COMMON STOCK     COMMON STOCK
            OF BENEFICIAL OWNER              BENEFICIALLY OWNED OUTSTANDING(1)
            -------------------              ------------------ --------------
5% STOCKHOLDERS
Robert H. Hoehl(2)..........................      6,445,700          24.7%
 c/o IDX Systems Corporation
 1400 Shelburne Road
 South Burlington, VT 05403
Richard E. Tarrant(3).......................      6,436,500          24.7
 c/o IDX Systems Corporation
 1400 Shelburne Road
 South Burlington, VT 05403
OTHER DIRECTORS
Paul L. Egerman.............................        763,900           2.9
Malcolm A. Gleser, M.D., Ph.D(4)............        273,247           1.1
Henry M. Tufo, M.D. ........................        134,684             *
Frank T. Sample.............................         37,268             *
Stuart H. Altman, Ph.D(5)...................          6,300             *
Steven M. Lash(5)...........................          4,300             *
OTHER NAMED EXECUTIVE OFFICERS
James H. Crook, Jr.(6)......................        205,734             *
Robert F. Galin(7)..........................         20,149             *
Jeffrey M. Blanchard(8).....................         17,572             *
All Directors and executive officers as a
 group
 (15 persons)(2)(3)(4)(6)(9) ...............     14,471,383          55.2

--------
*Represents holdings of less than one percent.
(1) Number of shares deemed outstanding includes 26,092,053 shares as of January 15, 1998, plus any shares subject to options held by the person or entity in question that are exercisable on or within 60 days after January 15, 1998.

(2) Includes 750,000 shares held by Mr. Hoehl as trustee of the Robert H. Hoehl Grantor Retained Annuity Trust and 750,000 shares held by Mr. Hoehl as trustee of the Cynthia K. Hoehl Grantor Retained Annuity Trust, as to which shares Mr. Hoehl disclaims beneficial ownership. Also includes 135,008 shares held by Mr. Hoehl's wife, Cynthia K. Hoehl as the trustee of six trusts (22,563 shares held in each of five trusts and 22,193 held in one trust), the beneficiaries of which are the Hoehls' children, as to which shares Mr. and Mrs. Hoehl each disclaim beneficial ownership. Also includes 47,839 shares held by the Hoehl Family Foundation, a Vermont non-profit corporation, the officers and trustees of which are Mr. and Mrs. Hoehl and certain of their children, and as to which shares Mr. and Mrs. Hoehl each disclaim beneficial ownership. Also includes 4,810,692 shares which may become subject to a voting trust upon the death or incompetence of Mr. Hoehl.
(3) Includes 750,000 shares held by Mr. Tarrant as trustee of the Richard E. Tarrant Grantor Retained Annuity Trust, as to which shares Mr. Tarrant disclaims beneficial ownership, and 70,920 shares held by Mr. Tarrant's wife, Amy E. Tarrant as the trustee of five trusts (14,184 shares each), the beneficiaries of which are the Tarrants' children, as to which shares Mr. and Mrs. Tarrant each disclaim beneficial ownership. Also includes 73,500 shares held by the Tarrant Family Foundation, a Vermont non-profit corporation, the officers and trustees of which are Mr. and Mrs. Tarrant and certain of their children, and as to which shares Mr. and Mrs. Tarrant each disclaim beneficial ownership. Also includes 30,000 shares held by Mrs. Tarrant, as to which shares Mr. Tarrant disclaims beneficial ownership. Also includes 5,615,580 shares which may become subject to a voting trust upon the death or incompetence of Mr. Tarrant. Also includes 5,512,080 shares held in a margin account with BT Alex. Brown, which shares may be pledged by Mr. Tarrant in order to secure short-term loans which may be obtained by Mr. Tarrant from BT Alex. Brown from time to time.
(4) Includes (a) 219,655 shares held by Dr. Gleser and his wife, Dorothy B. Gleser, as community property, (b) 40,000 shares held by Dr. Gleser as the trustee of the Malcolm A. Gleser and Dorothy B. Gleser Charitable Remainder Unitrust, the beneficiary of which is the American Civil Liberties Union of Washington State, as to which shares each of Dr. Gleser and Mrs. Gleser disclaims beneficial ownership and (c) 10,220 shares subject to outstanding stock options which are exercisable on or within 60 days after January 15, 1998.
(5) Includes 4,000 shares subject to outstanding stock options which are exercisable on or within 60 days after January 15, 1998.
(6) Includes 57,986 shares held by Mr. Crook as trustee of the James H. Crook, Jr. Grantor Retained Annuity Trust, as to which shares Mr. Crook disclaims beneficial ownership. Also includes 3,022 shares jointly held by Mr. Crook and Mr. Crook's wife, Andrea Crook.
(7) Includes 18,626 shares subject to outstanding stock options which are exercisable on or within 60 days after January 15, 1998.
(8) Includes 15,572 shares subject to outstanding stock options which are exercisable on or within 60 days after January 15, 1998.
(9) Includes a total of 122,360 shares subject to outstanding stock options which are exercisable on or within 60 days after January 15, 1998. Also includes (a) 18,893 shares held by John A. Kane, Vice President, Finance and Administration, Chief Financial Officer and Treasurer of the Company, as trustee of the John A. Kane Grantor Retained Annuity Trust, as to which shares Mr. Kane disclaims beneficial ownership, (b) 2,000 shares held by Pamela J. Pure, Vice President, Marketing of the Company, jointly with her husband David T. Pure and (c) 12,964 shares subject to outstanding stock options held by Robert W. Baker, Jr., Vice President, General Counsel and Secretary of the Company, which are exercisable on or within 60 days after January 15, 1998.

                             ELECTION OF DIRECTORS

  The Board is divided into three classes (designated Class I Directors, Class II Directors and Class III Directors), with members of each class serving for staggered three-year terms. There are currently three Class I Directors, whose terms expire at the 1999 Annual Meeting of Stockholders, two Class II Directors, whose terms expire at the 2000 Annual Meeting of Stockholders, and three Class III Directors, whose terms expire at this Meeting. In each case, members of each class hold office until their successors have been duly elected and qualified and subject to their earlier death, resignation or removal.

  The nominees for Class III Directors, Robert H. Hoehl, Stuart H. Altman, Ph.D. and Malcolm A. Gleser, M.D., Ph.D. are presently serving as Class III Directors of the Company. Mr. Hoehl and Dr. Altman have been Directors since 1995. Dr. Gleser has been a Director since July 1997. The persons named in the enclosed proxy will vote for the election of each of the nominees for Class III Directors unless the proxy is marked otherwise or unless one or more nominees are unable or unwilling to serve. If elected, Mr. Hoehl, Dr. Altman and Dr. Gleser will serve until the 2001 Annual Meeting of Stockholders (subject to the election and qualification of their successors and to their earlier death, resignation or removal). Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by the Board or the Board may reduce the number of Directors.

  Pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement") dated as of March 25, 1997 by and among the Company, a subsidiary of the Company and PHAMIS, Inc. ("PHAMIS"), a subsidiary of the Company was merged into PHAMIS (the "Merger"), with PHAMIS being the surviving corporation in the Merger and becoming a wholly-owned subsidiary of the Company. The Merger was consummated in July 1997. In September 1997, PHAMIS was merged with and into the Company. Pursuant to the Merger Agreement, the Board has fixed the number of Directors of the Company at nine. As of the date hereof, the Board was comprised of eight members. The Company may elect one additional Director in 1998. Proxies cannot be voted at this Meeting for a greater number of persons than the three nominees for Class III Directors named herein.

  Larry D. Grandia, a former Class I Director of the Company, resigned as a Director effective as of May 19, 1997, the date of the 1997 Annual Meeting of Stockholders. The Board filled the vacancy created by Mr. Grandia's resignation in July 1997 by electing Mr. Sample as a Class I Director. Each of Dr. Gleser and Mr. Sample has been elected as a Director of the Company pursuant to the Merger Agreement. Prior to the Merger, Dr. Gleser served as a director of PHAMIS and Mr. Sample served as President and Chief Executive Officer and a director of PHAMIS.

  There are no family relationships between or among any Directors of the Company.

  Set forth below are the name of, and certain information with respect to each member of the Board (including the nominees for Class III Directors). Information with respect to the number of shares of Common Stock beneficially owned by each Director, directly or indirectly, as of January 15, 1998, appears under the heading "Security Ownership of Certain Beneficial Owners and Management."

                       NOMINEES FOR CLASS III DIRECTORS

  ROBERT H. HOEHL, age 56, has served as Chairman of the Board of the Company since founding the Company in 1969. Since October 1996, Mr. Hoehl has assisted Mr. Tarrant with new business initiatives and acquisitions. Mr. Hoehl served as Executive Vice President of the Company until his resignation in October 1996.

  STUART H. ALTMAN, PH.D., age 60, has served as a Director of the Company since November 1995. Mr. Altman has served as a Professor of National Health Policy at The Heller School, Brandeis University since 1977. He served as Dean of The Heller School at Brandeis University from September 1977 to June 1993 and as Professor of Economics at Brown University from 1966 to 1970. In November 1997, Dr. Altman was appointed by President Clinton to the Bipartisan Commission on the Future of Medicine. He was a four-term chairman of the U.S. Congressional Prospective Payment Assessment Commission from 1983 to April 1996 and served as a senior member of the Clinton-Gore Health Policy Transition Group from 1992 to January 1993. Dr. Altman served in the capacities of Deputy Assistant Secretary for Planning and Evaluation/Health and Deputy Administrator for the Office of Health Cost of Living Council for the United States Department of Health Education and Welfare from 1971 to 1976, as well as economic consultant and manpower economist for the Office of Assistant Secretary of Defense and Labor Market Economics for the Federal Reserve Board.

  MALCOLM A. GLESER, M.D., PH.D., age 55, has served as a Director and Chief Clinical Design Architect of the Company since July 1997. Dr. Gleser was a co-founder of PHAMIS and served as a director of PHAMIS from 1981 to July 1997. Dr. Gleser served as PHAMIS's Chairman of the Board from 1982 to July 1997 and as its Senior Vice President of Corporate Research Organization from May 1995 to July 1997. He served as Senior Vice President of Business Development of PHAMIS from 1991 to May 1995.

                               CLASS I DIRECTORS

  RICHARD E. TARRANT, age 55, co-founded the Company in 1969 and has served as a Director and as the President and Chief Executive Officer of the Company since that time. Mr. Tarrant served as a member of the Board of Trustees for the University Health Center (Vermont), an academic medical center, from 1988 to December 1994 and as Chairman of the University Health Center (Vermont) from 1992 to 1994.

  PAUL L. EGERMAN, age 49, has served as a Director of the Company since 1984. From 1984 and until the expiration of his employment agreement with the Company in June 1996, Mr. Egerman served the Company in various capacities, including Senior Vice President from 1987 to June 1996 and Chief Operating Officer from 1991 to June 1994. Mr. Egerman was a founder of Interpretive Data Systems, Inc. which was merged into the Company in 1984. Since July 1996, Mr. Egerman has acted as a consultant to the software industry.

  FRANK T. SAMPLE, age 52, has served as a Director of the Company since July 1997. Mr. Sample served as Executive Vice President of the Company from July 1997 to November 1997. Mr. Sample was President, Chief Executive Officer and a director of PHAMIS from 1990 to July 1997.

                              CLASS II DIRECTORS

  HENRY M. TUFO, M.D., age 58, has served as a Director of the Company since November 1995. Dr. Tufo has been Executive Vice President of the Company since September 1995. Dr. Tufo has served as Chief Operating Officer of the Company since September 1996. Dr. Tufo served as Vice President and Chief Medical Officer of the Company from August 1995 to September 1995 and as a consultant to the Company from February 1995 to August 1995. Dr. Tufo served as the Chairman of Vermont Managed Care, a managed care organization which is wholly owned by Fletcher Allen Healthcare, an integrated delivery network, from 1990 to October 1997. Dr. Tufo was the President and Chief Executive Officer of the University Health Center (Vermont) from 1989 to December 1994. Dr. Tufo is Professor of Medicine at the University of Vermont College of Medicine.

  STEVEN M. LASH, age 44, has served as a Director of the Company since November 1995. Mr. Lash has served as Executive Vice President and Chief Financial Officer of FPA Medical Management, a physician management organization, since September 1994. Prior to this time, Mr. Lash was the Executive Vice President of Sharp Healthcare, a hospital and clinic system, from 1980 to September 1994.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

  The Company has a standing Audit Committee of the Board, which provides the opportunity for direct contact between the Company's independent auditors and the Board. The Audit Committee has responsibility for recommending the appointment of the Company's independent auditors, reviewing the scope and results of audits and reviewing the Company's internal accounting control policies and procedures. The Audit Committee held two (2) meetings in 1997. The members of the Audit Committee are Dr. Altman, Mr. Lash (Chairman) and Dr. Tufo.

  The Company also has a standing Compensation Committee of the Board, which provides recommendations to the Board regarding salaries and incentive compensation for employees and consultants of the Company. The Compensation Committee establishes and modifies the compensation of certain corporate officers of the Company, administers all of the Company's stock option and other employee benefit plans, grants stock options under the Company's stock option plans, including, through a subcommittee composed solely of non-employee Directors (the "Subcommittee"), to certain executive officers of the Company, and engages, determines the terms of any employment agreements and arrangements with, and is responsible for the termination of, certain corporate officers of the Company. The Compensation Committee held one (1) meeting during 1997, but acted by unanimous written consent on two (2) occasions. The Subcommittee held no meetings in 1997, but acted by unanimous written consent on four (4) occasions. The members of the Compensation Committee are Dr. Altman (Chairman), Mr. Egerman, Mr. Lash and Mr. Tarrant. The members of the Subcommittee are Dr. Altman and Mr. Lash. Mr. Tarrant did not and will not participate in decisions concerning his own compensation. See "Report of the Compensation Committee" below.

  The Company also has a standing Committee on Interested Director Transactions, which considers transactions in which Directors have an interest. The Committee held one (1) meeting during 1997, but acted by unanimous written consent on one (1) occasion. The members of the Committee are Dr. Altman (Chairman) and Mr. Lash.

  The Company does not have a nominating committee or a committee serving a similar function. Nominations are made by and through the full Board. The Board will consider nominees recommended by stockholders. Stockholders who wish to recommend nominees for Director should send such recommendations to the Secretary of the Company at the principal office of the Company, who will forward them to the Board for consideration.

  The Board held nine (9) meetings during 1997. All Directors attended 100% of the total number of meetings of the Board and all committees of the Board on which they served.

BOARD OF DIRECTORS COMPENSATION

  All of the Directors are reimbursed for expenses incurred in connection with their attendance at Board and Committee meetings. Each non-employee Director earns (i) a $5,000 annual fee, (ii) $1,500 for attendance at each regular meeting of the Board, (iii) $500 for attendance at each special meeting of the Board and (iv) $500 for each regular and special meeting of the Board, if such Director does not attend such meeting in person. Each non-employee Director who serves as the chairman of a committee of the Board also earns an annual fee of $1,000. In addition, on the date of each annual meeting of stockholders of the Company (the "Annual Issuance Date"), each non-employee Director who has attended at least 80% of the meetings of the Board over the year prior to the Annual Issuance Date, receives a number of shares of Common Stock equal to $10,000 divided by the average of the high and low prices of the Common Stock as listed on the Nasdaq National Market on the Annual Issuance Date. Employee Directors do not receive any compensation in their capacities as Directors.

  For the fiscal year ended December 31, 1997, Dr. Altman earned $19,000, Mr. Egerman earned $18,000, Mr. Grandia earned $5,500, Mr. Lash earned $18,000 and Mr. Sample earned $1,500 in Directors' fees. In addition, for the fiscal year ended December 31, 1997, each of Dr. Altman, Mr. Egerman and Mr. Lash received 300 shares of Common Stock in connection with his services as a non-employee Director of the Company. Mr. Grandia resigned as a Director of the Company effective as of May 19, 1997, the date of the 1997 Annual Meeting of Stockholders. Mr. Sample was elected to the Board in July 1997.

  1995 Director Stock Option Plan. The 1995 Director Stock Option Plan was adopted by the Board and approved by the stockholders of the Company in September 1995. Amendments to the 1995 Director Stock Option Plan were adopted by the Board in February, March and April of 1997 and approved by the stockholders of the Company in April and July of 1997 (the 1995 Director Stock Option Plan, as amended, is referred to herein as the "Director Plan").

  Under the terms of the Director Plan, Directors of the Company who are not employees of the Company or any subsidiary of the Company are eligible to receive non-statutory options to purchase shares of Common Stock. A total of 80,000 shares of Common Stock may be issued upon exercise of options granted under the Director Plan.

  Pursuant to the terms of the Director Plan, the selection of a non-employee Director as a recipient of an option, the timing of the grant of any such option, the exercise price of any such option and the number of shares of Common Stock subject to any such option are determined by (i) the Board or
(ii) a committee or subcommittee composed solely of two or more non-employee Directors (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended) having full authority to act in the matter.

  Options granted under the Director Plan are not transferable by the optionee except by will or by the laws of descent and distribution. Each option granted under the Director Plan shall terminate and may no longer be exercised on the earlier of (i) the date 10 years after the date of grant or (ii) the date one year after the optionee ceases to serve as a Director of the Company (but in no event later than 10 years after the date of grant); provided that, in the event that an optionee ceases to serve as a Director due to his or her death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), then the exercisable portion of the option may be exercised, within the period of one year following the date the optionee ceases to serve as a Director (but in no event later than 10 years after the date of grant), by the optionee or by the person to whom the option is transferred by will, by the laws of descent and distribution, or by written notice.

  During fiscal 1997, Dr. Altman, Mr. Egerman and Mr. Lash were each granted an option under the Director Plan to purchase 1,798 shares of Common Stock at an exercise price of $33.3750 per share. In addition, on the date of this Meeting, Dr. Altman, Mr. Egerman, Dr. Gleser, Mr. Lash and Mr. Sample will each receive an option under the Director Plan to purchase that number of shares of Common Stock equal to $60,000 divided by the average of the high and low prices of the Common Stock on the Nasdaq National Market on the date of the Meeting (the "Market Price") at an exercise price per share equal to the Market Price.

COMPENSATION OF EXECUTIVE OFFICERS

  Summary Compensation Table. The following table sets forth certain information with respect to the annual and long-term compensation for the last three fiscal years of the Company's President and Chief Executive Officer and the Company's four other most highly compensated executive officers on December 31, 1997 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                         LONG TERM
                                        ANNUAL          COMPENSATION
                                     COMPENSATION          AWARDS
                                   -------------------- ------------
                                                         SECURITIES  ALL OTHER
         NAME AND                                        UNDERLYING   COMPEN-
  PRINCIPAL POSITION(1)       YEAR  SALARY      BONUS     OPTIONS    SATION(2)
  ---------------------       ---- --------    -------- ------------ ---------
Richard E. Tarrant........... 1997 $372,992         --        --      $18,107
 President and Chief          1996  373,000         --        --        9,005
 Executive Officer            1995  373,000    $  1,133       --        8,727
Henry M. Tufo, M.D. ......... 1997  250,000(3)   99,000    26,663       6,987
 Executive Vice President     1996  250,000(3)   88,500       --          --
 and Chief Operating Officer  1995  225,445      50,269   200,000         --
James H. Crook, Jr........... 1997  264,600      70,000    23,437      18,107
 Vice President               1996  264,600      60,000       --        9,005
                              1995  264,600      51,133       --        8,727
Robert F. Galin.............. 1997  159,250     165,750     9,545      18,107
 Vice President, Sales        1996  138,500     182,586    69,671       9,005
                              1995  137,500     137,833    16,000       8,727
Jeffrey M. Blanchard......... 1997  142,500     106,400     8,500      17,858
 Vice President, Client Serv-
  ices                        1996  125,000      60,000    25,857       9,005
                              1995  120,500      80,243     8,000       8,523

--------
(1) In accordance with the rules of the Commission, this table, the option grant table and the year-end option table which follow present information concerning the Company's Chief Executive Officer and its four other most highly compensated executive officers on December 31, 1997 (determined by reference to total annual salary and bonus earned by such officers).
(2) Represents the Company's profit sharing plan contribution.
(3) Includes $21,156 paid to Dr. Tufo pursuant to an agreement between Fletcher Allen Health Care, a customer of the Company, entered into pursuant to Dr. Tufo's employment agreement with the Company in connection with his medical services provided to Fletcher Allen Health Care. See "Employment Agreements."

  Option Grant Table. The following table sets forth certain information regarding options granted during the year ended December 31, 1997 by the Company to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                          POTENTIAL
                                                                      REALIZABLE VALUE
                                      INDIVIDUAL GRANTS               AT ASSUMED ANNUAL
                         --------------------------------------------  RATES OF STOCK
                         NUMBER OF   PERCENT OF                             PRICE
                         SECURITIES TOTAL OPTIONS                     APPRECIATION FOR
                         UNDERLYING  GRANTED TO                        OPTION TERM(1)
                          OPTIONS   EMPLOYEES IN  EXERCISE EXPIRATION -----------------
          NAME            GRANTED    FISCAL YEAR  PRICE(2)    DATE       5%      10%
          ----           ---------- ------------- -------- ---------- -------- --------
Richard E. Tarrant......      --         --            --        --        --       --
Henry M. Tufo, M.D. ....   14,463       2.06%     $  30.25    5/1/07  $275,145 $697,271
                           12,200       1.74       31.2188  11/24/07   239,527  607,008
James H. Crook, Jr. ....    9,337       1.33         30.25    5/1/07   177,628  450,143
                           14,100       2.01       31.2188  11/24/07   276,830  701,542
Robert F. Galin.........    7,400       1.05       31.2188    5/1/07   145,287  368,185
                            2,145        .31       31.6250  12/22/07    42,661  108,113
Jeffrey M. Blanchard....    8,500       1.21       31.2188  11/24/07   166,883  422,915

--------
(1) Amounts represent hypothetical gains that could be achieved for options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date options are granted assuming a 10 year realizable period. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which options are exercised.
(2) All options vest according to various schedules over periods of time ranging from less than one year to eight years from date of grant. Vesting of certain options may accelerate upon the Company's achievement of certain financial goals.

  Year-End Option Table. The following table sets forth certain information regarding stock options exercised during the year ended December 31, 1997 and stock options held as of December 31, 1997 by the Named Executive Officers.

             AGGREGATED OPTIONS EXERCISES IN LAST FISCAL YEAR AND
                            YEAR-END OPTION VALUES

                                                     NUMBER OF
                                                    SECURITIES         VALUE OF
                                                    UNDERLYING      UNEXERCISED IN-
                                                    UNEXERCISED    THE-MONEY OPTIONS
                                                 OPTIONS AT FISCAL  AT FISCAL YEAR-
                           SHARES                    YEAR-END             END
                         ACQUIRED ON    VALUE      EXERCISABLE/      EXERCISABLE/
          NAME            EXERCISE   REALIZED(1)  UNEXERCISEABLE   UNEXERCISEABLE(2)
          ----           ----------- ----------- ----------------- -----------------
Richard E. Tarrant......      --           --                --                  --
Henry M. Tufo, M.D. ....      --           --           0/26,663   $      0/$108,164
James H. Crook, Jr. ....      --           --           0/23,437          0/  91,806
Robert F. Galin.........   19,014     $488,741     21,418/69,798    141,974/ 391,753
Jeffrey M. Blanchard....   31,000      881,133     10,465/31,892     96,012/ 184,038

--------
(1) Value is calculated based on the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of shares as to which the exercise relates.
(2) The closing price for the Company's Common Stock as reported by the Nasdaq National Market on December 31, 1997 was $37.00. Value is calculated on the basis of the difference between the option exercise price and $37.00 multiplied by the number of shares of Common Stock underlying the option.

EMPLOYMENT AGREEMENTS

  Henry M. Tufo, M.D., is party to an Amended and Restated Consulting/Employment Agreement (the "Agreement") with the Company, Mr. Tarrant and Mr. Hoehl pursuant to which Dr. Tufo has agreed to serve as the Vice President and Chief Medical Officer of the Company effective August 1, 1995. Prior to his employment with the Company, Dr. Tufo served the Company as a consultant from February 1, 1995 through July 31, 1995. Pursuant to the Agreement, the Company has agreed to pay Dr. Tufo an initial salary of $250,000 per year and certain benefits, including an annual bonus pursuant to the Company's Executive Bonus Plan. Pursuant to the Agreement, and at the Company's request, Dr. Tufo will practice medicine one day per week at Fletcher Allen Health Care ("FAHC") for which he will receive compensation directly from FAHC. The Agreement provides that in the event that the Company terminates or materially reduces the benefits payable under its Executive Bonus Plan, Dr. Tufo's initial salary shall be revised each calendar year during the term of the Agreement based on his performance during the previous calendar year, provided, however, that Dr. Tufo's salary for any year may not be lower than the salary he received in the immediately preceding calendar year.

  The term of the Agreement runs from February 1, 1995 to June 30, 2000, provided, however, that the Agreement will thereafter be considered automatically renewed for successive one-year periods if not terminated by either party upon 12 months advance written notice. The Agreement may be terminated by Dr. Tufo with or without cause, upon delivery of written notice not less than 180 days prior to the effective date of termination. The Company may terminate the Agreement only if Dr. Tufo commits fraud, engages in criminal conduct, continually and grossly fails to perform adequately his duties under the Agreement, or becomes disabled. The Agreement also provides that for the equivalent of one full business day per week during the term of the

Agreement, Dr. Tufo will have the right to continue to pursue his clinical practice of medicine. At the request of the Company, Dr. Tufo has continued such clinical practice and has agreed to reduce the amount of salary he is receiving from the Company by the amount of salary he receives under the Agreement from his clinical practice. Dr. Tufo has agreed (i) not to disclose any confidential information of the Company following the term of the Agreement, (ii) to assign all inventions and proprietary information to the Company, and (iii) not to compete with the Company in the health care information systems business in the United States and Canada for 12 months following the termination of his employment. However, these provisions do not preclude Dr. Tufo from engaging in the practice of medicine or working in the medical care delivery field after termination of his employment with the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee are Dr. Altman, Mr. Egerman, Mr. Lash and Mr. Tarrant. Mr. Tarrant, the President and Chief Executive Officer of the Company, did not participate in decisions concerning his own compensation or in decisions concerning stock options granted to certain executive officers of the Company. Mr. Egerman served the Company in various capacities from 1984 to June 1996, including Senior Vice President from 1987 to June 1996 and Chief Operating Officer from January 1991 to June 1994.
Mr. Grandia resigned as a Director of the Company and a member of the Compensation Committee effective as of May 19, 1997.

  Mr. Tarrant is the President and a director of Huntington Real Estate, Inc., a Vermont corporation. The other executive officers of Huntington Real Estate Inc. are Mr. Egerman (Vice President), Mr. Hoehl (Vice President), Mr. Kane (Vice President) and Mr. Baker (Secretary), and the other directors of Huntington Real Estate Inc. are Messrs. Egerman, Kane and Baker. Huntington Real Estate Inc. has no compensation committee or other board committee performing similar functions. The stockholders of Huntington Real Estate Inc. are Messrs. Tarrant, Hoehl and Egerman.

  Pursuant to an Agreement of Lease dated as of April 13, 1994, as amended on January 1, 1995, October 1, 1996 and February 1, 1997, the Company leases approximately 120,385 square feet of the premises located at 116 Huntington Avenue from Huntington Avenue Limited Partnership, a Vermont limited partnership (the "Huntington Partnership"). Pursuant to an Amended and Restated Certificate and Agreement of Limited Partnership dated March 25, 1994, as amended, Huntington Real Estate Inc. acquired a 1% general partnership interest in the Huntington Partnership, and Messrs. Tarrant, Hoehl, Egerman, Blanchard, Galin, Kane, Baker and another employee of the Company acquired the remaining 99% limited partnership interest. The remainder of the premises, consisting of approximately 135,945 square feet, is leased to unrelated parties. The Company paid rent to the Huntington Partnership relating to the premises in the amount of $3,024,349 during the fiscal year ended December 31, 1997.

  Mr. Tarrant is the President and a director of LBJ Real Estate Inc., a Vermont corporation. The other executive officers of LBJ Real Estate Inc. are Mr. Egerman (Vice President), Mr. Hoehl (Vice President), Mr. Kane (Vice President and Treasurer), Mr. Baker (Secretary), and the other directors of LBJ Real Estate Inc. are Messrs. Egerman, Kane and Baker. LBJ Real Estate Inc. has no compensation committee or other board committee performing similar functions. The stockholders of LBJ Real Estate Inc. are Messrs. Tarrant, Hoehl and Egerman.

  Pursuant to a lease dated as of April 7, 1992, as amended on April 21, 1997, the Company leases approximately 21,770 square feet of office space located at 4901 LBJ Freeway from 4901 LBJ Limited

Partnership, a Vermont limited partnership ("LBJ"). Pursuant to a Second Amended and Restated Certificate and Agreement of Limited Partnership dated October 23, 1995, LBJ Real Estate Inc. acquired a 1% general partnership interest in LBJ, and Messrs. Hoehl, Tarrant, Egerman, Galin, Kane and 2 other employees of the Company acquired the remaining 99% limited partnership interest. On February 15, 1997, the Committee on Interested Director Transactions of the Board, composed solely of the non-employee Directors of the Company, approved the lease by the Company of as much additional space as may become available in the premises owned by LBJ as may be needed by the Company, provided rental rates are at fair market value and other terms are commercially reasonable. The remainder of approximately 21,790 square feet is leased to unrelated parties. The Company paid rent to LBJ in the amount of $243,718 during the fiscal year ended December 31, 1997.

  Mr. Tarrant is one of two general partners of BDP Realty Associates, a Vermont general partnership ("BDP"), which was formed pursuant to a partnership agreement dated as of November 16, 1978. The other general partner of BDP is Mr. Hoehl. No other executive officers or Directors of the Company have any interest in BDP. BDP has no compensation committee or other committee performing similar functions.

  Pursuant to an Agreement of Lease dated as of July 6, 1979, revived, renewed and extended as of August 1, 1987 and as of September 19, 1995, the Company leases from BDP the entire premises at 1500 Shelburne Road, consisting of approximately 20,000 square feet. Pursuant to an Amended and Restated Lease Agreement effective November 1, 1997, the Company leases the entire premises at 1400 Shelburne Road from BDP, consisting of approximately 120,000 square feet, of which (i) 60,000 square feet has been leased by the Company since March 1989 and (ii) 60,000 square feet represents an addition to the original premises, the construction of which was completed in December 1997. The Committee on Interested Director Transactions of the Board approved the Amended and Restated Lease Agreement with BDP and the transactions contemplated thereby in February 1997 and December 1997. The Company paid rent relating to these premises and made certain other payments to BDP in the aggregate amount of $798,467 for fiscal 1997. The Company was a guarantor of approximately $1.25 million of the total amount of certain obligations totaling approximately $3.1 million relating to 1400 Shelburne Road under a Reimbursement Agreement dated as of January 25, 1993 between BDP and
State Street Bank and Trust Company, and also guaranteed the payment of certain trustee fees to The First National Bank of Boston (approximately $1.25 million as of September 1995) pursuant to a certain industrial development bond financing. BDP constructed the building subject to the lease using the $4.0 million proceeds received in connection with the bond financing. All of the Company's guarantees relating to 1400 Shelburne Road were terminated in February 1998.

  Mr. Tarrant is the President and a director of IDX Investment Corporation, a Vermont corporation. The Company is the sole shareholder of IDX Investment Corporation. IDX Investment Corporation's sole purpose is to invest funds of the Company. The other executive officers of IDX Investment Corporation are Mr. Kane (Vice President and Treasurer) and Mr. Baker (Secretary), and the other directors of IDX Investment Corporation are Mr. Kane and Mr. Baker. IDX Investment Corporation has no compensation committee or other board committee performing similar functions.

  Pursuant to a lease dated as of December 1, 1981, renewed, revived and extended as of June 29, 1995, the Company leased during fiscal 1997 approximately 11,000 square feet of office space located at 882 Commonwealth Avenue, Brookline, Massachusetts from IDS Realty Trust, a Massachusetts nominee trust formed pursuant to a Declaration of Trust dated as of October 1, 1981 ("IDS"). The trustee of IDS is Mr. Tarrant and the beneficiaries of IDS are Messrs. Tarrant, Hoehl and Egerman. The Company paid rent to IDS relating to the premises in the amount of $204,664 for fiscal 1997.

  The Howard Johnson's and the Holiday Inn (collectively, the "Hotel") in South Burlington, Vermont is owned by Larkin, Tarrant and Hoehl Partnership, a Vermont general partnership in which Messrs. Tarrant and Hoehl each own a 25% general partnership interest. Clients and employees of the Company visiting South Burlington frequently stay at the Hotel. In addition, IDX holds certain corporate meetings at the Hotel's conference facility. The Company paid an aggregate of approximately $165,139 to the Hotel in fiscal 1997, or approximately $60 per night.

  Mr. Tarrant and Mr. Hoehl (together with the trustees of the trusts referenced below, the "Stockholders") and the Company entered into a Redemption Agreement, as amended ("Agreement"), to provide for the orderly control and management of the Company and to provide a source of funds for disabled Stockholders and the estates of deceased Stockholders. The Agreement provides that neither Stockholder may transfer his shares of Common Stock during the period commencing on April 1, 1993 and ending on the date both Stockholders are deceased or incompetent (the "Restriction Period"), without the consent of the other Stockholder.

  Each of Mr. Tarrant and Mr. Hoehl agreed that, in the event of his death or incompetency while the other is living and competent, the guardian or executor of such person shall enter into a voting trust agreement (the "Voting Trust Agreement") that gives the other Stockholder the right to vote the shares of Common Stock of the deceased or incompetent Stockholder. In the event that any shares of Common Stock are transferred to any third party, pursuant to the terms of the Voting Trust Agreement or otherwise (other than in a registered public offering), the transferee will take such shares of Common Stock subject to the Voting Trust Agreement, and as a condition precedent to the transfer, must agree in writing to be bound by the terms of the Voting Agreement.

  The Company entered into a tax indemnification agreement (the "Tax Indemnification Agreement") with certain of its stockholders, including Mr. Tarrant, providing for, among other things, the indemnification of the Company by such stockholders for any federal and state income taxes (including interest) incurred by the Company if for any reason the Company is deemed to be treated as a C corporation during any period for which it reported its earnings to the taxing authorities as an S corporation. The Tax Indemnification Agreement further provides for the cross-indemnification of the Company and of each such stockholder for certain additional taxes (including interest and, in the case of such stockholders, penalties) resulting from the Company's operations during the period in which it was an S corporation.

REPORT OF THE COMPENSATION COMMITTEE

  Executive Compensation Philosophy. The Company's executive compensation program is designed to align executive compensation with financial performance, business strategies and Company values and objectives. This program seeks to enhance the profitability of the Company, and thereby enhance stockholder value by linking the financial interests of the Company's executives with those of the stockholders. Under the guidance of the Compensation Committee, the Company has developed and implemented an executive compensation program to achieve these objectives while providing executives with compensation opportunities that are competitive with companies of comparable size in related industries. The program is more heavily oriented to bonus than other comparable companies. It is the Company's philosophy to pay less than market base salary and greater than market incentives.

  In applying this philosophy, the Compensation Committee has established a program to (i) attract and retain executives of outstanding abilities who are critical to the long-term success of the Company, and (ii) reward executives for attainment of business objectives and enhancement of stockholder value by providing equity ownership in the Company. Through these objectives, the Company integrates its compensation programs with its annual and long-term strategic initiatives.

  Executive Compensation Program. The Compensation Committee, which is comprised solely of three outside Directors and the CEO, approves the executive compensation program on an annual basis, including specific levels of compensation for all executive officers. The Company's executive compensation program has been designed to implement the objectives described above and is comprised of the following fundamental elements:

  . base salary that is determined by individual contributions and sustained performance within an established competitive salary range, and

  . incentive program that rewards executives for meeting specific business objectives.

  Each of these elements of compensation is discussed below.

  Salary. Salary levels for the Company's executive officers are determined based primarily on industry comparative studies performed by a nationally recognized executive compensation consulting firm. Salaries for executive officers are reviewed by the Compensation Committee on an annual basis. The Compensation Committee believes existing executive compensation, including salary and incentive compensation, to be at industry standards.

  Long-Term Incentive Compensation. The Company's long-term incentive compensation program is primarily implemented through the grant of stock options. This program is intended to align executive interests with long-term interests of stockholders by linking executive compensation with stockholder enhancement. In addition, the program motivates executives to improve long-term stock market performance by allowing them to develop and maintain a long-term equity ownership position in the Company's Common Stock. Stock options are granted at prevailing market prices and will only have value if the Company's stock price increases in the future. All options vest according to various schedules over periods of time ranging from less than one year to eight years from date of grant. Vesting of certain options may accelerate upon the Company's achievement of certain financial goals. Further, executives generally must be employed by the Company at the time of vesting in order to exercise the options. The Compensation Committee, through a subcommittee composed solely of non-employee Directors, authorizes the number of shares to be issued pursuant to option grants made to the Company's executive officers. Stock options are awarded by the Compensation Committee based on individual achievements and a formula related to the cash compensation of executives.

  Chief Executive Officer Compensation. The Compensation Committee evaluates the performance of the Chief Executive Officer on an annual basis and reports its assessment to the outside members of the Board. The Compensation Committee's assessment of the Chief Executive Officer is based on a number of factors, including the following: achievement of short- and long-term financial and strategic targets and objectives, considering factors such as sales and earnings per share; Company position within the industry in which it competes; overall economic climate; individual contribution to the Company and such other factors as the Compensation Committee may deem appropriate.

  The salary of the Chief Executive Officer is reviewed by the Compensation Committee on an annual basis and, in determining any salary adjustment, the Compensation Committee considers the above factors. Based upon a review of such factors, the Chief Executive Officer's salary for 1997 was $372,992. This is lower than comparable salary levels at other companies within the industry and was based on an acknowledgment of the Chief Executive Officer's substantial equity ownership in the Company and his request that he be paid lower than industry averages. In recognition of such equity ownership, the Company has not granted to the Chief Executive Officer any options to purchase Common Stock of the Company.

  Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, enacted in 1993, generally disallows tax deductions to publicly-traded corporations for compensation over $1 million paid to the corporation's Chief Executive Officer or any of its other four most highly compensated executive officers. Qualifying performance-based compensation will not be subject to this disallowance if certain requirements are met. The Company structures the compensation arrangements of its executive officers to attempt to avoid disallowances under Section 162(m).

                                          COMPENSATION COMMITTEE

                                          Stuart H. Altman, Ph.D.
                                          Paul L. Egerman
                                          Richard E. Tarrant
                                          Steven M. Lash

STOCK PERFORMANCE GRAPH

  The comparative stock performance graph below compares the cumulative stockholder return on the Common Stock of the Company for the period from November 17, 1995 through December 31, 1997 with the cumulative total return on (i) the Nasdaq Total U.S. Index (the "Market Index") and (ii) the Nasdaq Computer & Data Processing Index (the "Peer Index") (assuming the investment of $100 in the Company's Common Stock, the Market Index and the Peer Index on November 17, 1995 and reinvestment of all dividends). Measurement points are on November 17, 1995 and the last trading day of each calendar quarter thereafter, through the year ended December 31, 1997. Prior to November 17, 1995, the Company's Common Stock was not registered under the Securities Exchange Act of 1934.

                             [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
               AMONG COMPANY INDEX, MARKET INDEX AND PEER INDEX

Measurement period              Company       Market      Peer
(Fiscal Year Covered)           Index         Index       Index
---------------------           --------     --------    --------
Measurement PT -
11/17/95                        $100.000     $100.000    $100.000

12/29/95                        $145.550     $100.931    $100.341
03/29/96                        $121.466     $105.639    $105.042
06/28/96                        $163.351     $114.262    $116.753
09/30/96                        $146.597     $118.327    $119.073
12/31/96                        $119.895     $124.143    $123.818
03/31/97                        $114.136     $117.415    $114.930
06/30/97                        $144.503     $138.935    $147.374
09/30/97                        $144.764     $162.440    $161.174
12/31/97                        $154.974     $152.337    $152.098

COMPLIANCE WITH SECTION 16 REPORTING REQUIREMENTS

  Based solely on its review of copies of reports filed by reporting persons pursuant to Section 16(a) of the Exchange Act, or written representations from reporting persons that no Form 5 filing was required for such person, the Company believes that all filings required to be made by reporting persons of the Company were timely made in accordance with the requirements of the Securities Exchange Act of 1934, as amended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Real Estate Transactions. The following is a description of certain real estate transactions involving the Company and all or certain of Richard E. Tarrant, President, Chief Executive Officer and Director; Robert H. Hoehl, Chairman of the Board; Paul L. Egerman, a Director of the Company; John A. Kane, Vice President, Finance and Administration, Chief Financial Officer and Treasurer; Robert F. Galin, Vice President, Sales; Robert W. Baker, Jr., Vice President, General Counsel and Secretary; and Jeffrey M. Blanchard, Vice President, Client Services.

  882 Commonwealth Avenue, Brookline, Massachusetts. Pursuant to a lease dated as of December 1, 1981, renewed, revived and extended as of June 29, 1995, the Company leased, during fiscal 1996, approximately 11,000 square feet of office space from IDS. The trustee of IDS is Mr. Tarrant and the beneficiaries of IDS are Messrs. Tarrant, Hoehl, and Egerman. The Company paid rent to IDS relating to the premises in the amount of $204,664 for fiscal 1997.

  1500 Shelburne Road, South Burlington, Vermont. Pursuant to a lease dated as of July 6, 1979, revived, renewed and extended as of August 1, 1987 and as of September 19, 1995, the Company leases the entire premises at 1500 Shelburne Road, consisting of approximately 20,000 square feet, from BDP. The partners of BDP are Messrs. Tarrant and Hoehl. The Company paid rent to BDP relating to the premises in the amount of $154,800 for fiscal 1997.

  1400 Shelburne Road, South Burlington, Vermont. Pursuant to an Amended and Restated Lease Agreement effective November 1, 1997, the Company leases the entire premises at 1400 Shelburne Road from BDP, consisting of approximately 120,000 square feet, of which (i) 60,000 square feet has been leased by the Company since March 1989 and (ii) 60,000 square feet represents an addition to the original premises, the construction of which was completed in December 1997. The partners of BDP are Messrs. Tarrant and Hoehl. The Committee on Interested Director Transactions of the Board approved the Amended and Restated Lease Agreement with BDP and the transactions contemplated thereby in February 1997 and December 1997. The Company paid rent to BDP relating to the premises in the amount of $608,267 for fiscal 1997. The Company was a guarantor of approximately $1.25 million of the total amount of certain obligations totaling approximately $3.1 million relating to 1400 Shelburne Road under a Reimbursement Agreement dated as of January 25, 1993 between BDP and State Street Bank and Trust Company, and also guaranteed the payment of certain trustee fees to The First National Bank of Boston (approximately $1.25 million as of September 1995) pursuant to a certain industrial development bond financing. BDP constructed the building subject to the lease using the $4.0 million proceeds received in connection with the bond financing. All of the Company's guarantees relating to 1400 Shelburne Road were terminated in February 1998.

  116 Huntington Avenue, Boston, Massachusetts. Pursuant to an Agreement of Lease dated as of April 13, 1994, as amended on January 1, 1995, October 1, 1996 and February 1, 1997, the Company leases approximately 120,385 square feet of the premises located at 116 Huntington Avenue from the Huntington Partnership. The executive officers of Huntington Real Estate, Inc. are as follows: Mr. Tarrant, President, Mr. Egerman, Vice President, Mr. Hoehl, Vice President, Mr. Kane, Vice President, and Mr. Baker, Secretary. The directors of Huntington Real Estate Inc. are Messrs. Tarrant, Egerman, Kane and Baker. The remainder of the premises, consisting of approximately 135,945 square feet, is leased to unrelated parties. Pursuant to an Amended and Restated Certificate and Agreement of Limited Partnership dated March 25, 1994, as amended, Huntington Real Estate Inc. acquired a 1% general partnership in the Huntington Partnership, and Messrs. Tarrant, Hoehl, Egerman, Blanchard, Galin, Kane, Baker and another employee of the Company acquired the remaining 99% limited partnership interest. The Company paid rent to the Huntington Partnership relating to the premises in the amount of $3,024,349 during the fiscal year ended December 31, 1997.

  4901 LBJ Freeway, Dallas, Texas. Pursuant to a lease dated as of April 7, 1992, as amended on April 21, 1997, the Company leases approximately 21,770 square feet of office space located at 4901 LBJ Freeway from LBJ. The executive officers of LBJ Real Estate Inc. are as follows: Mr. Tarrant, President, Mr. Egerman, Vice President, Mr. Hoehl, Vice President, Mr. Kane, Vice President and Treasurer, and Mr. Baker, Secretary. The directors of LBJ Real Estate Inc. are Messrs. Tarrant, Egerman, Kane and Baker. On February 15, 1997, the Committee on Interested Director Transactions of the Board, composed solely of the non-employee Directors of the Company, approved the lease by the Company of as much additional space as may become available in the premises owned by LBJ as may be needed by the Company, provided the rental rates are at fair market value and other terms are commercially reasonable. The remainder of approximately 21,790 square feet is leased to unrelated parties. The Company paid rent to LBJ in the amount of $243,718 during the fiscal year ended December 31, 1997.

  Other Transactions. The following is a description of certain other transactions involving the Company and all or certain of its Directors, executive officers and stockholders:

  For a description of certain employment and other arrangements between the Company and its executive officers, see "Employment Agreement" above. In addition, see "Compensation Committee Interlocks and Insider Participation" above for information relating to certain transactions between the Company and entities in which Mr. Tarrant and certain other executive officers and Directors of the Company have an interest.

  Pamela J. Pure and the Company entered into a Letter Agreement on March 7, 1995 relating to Ms. Pure's employment with the Company which provides that Ms. Pure is entitled to a seat on the Company's Executive Committee. The Agreement further provides that Ms. Pure is entitled to an annual base salary of $115,000 until June 30, 1997 and a yearly bonus pursuant to the Company's Executive Bonus Plan. She has been guaranteed at least 50% of the executive bonus amount for the 12 month Plan periods ending June 30, 1996 and 1997. In addition, the Company: (i) granted Ms. Pure an option to purchase 24,000 shares of the Company's Common Stock at a price of $4.32 per share, and (ii) agreed to pay Ms. Pure's relocation costs.

  Jeffrey V. Sutherland, Ph.D. and the Company entered into an Employment Agreement dated August 16, 1996 pursuant to which Mr. Sutherland has agreed to serve as Senior Vice President for Engineering and Product Development in the Corporate Division. The Agreement further provides that Mr. Sutherland is entitled to receive an annual base salary of $160,000 and a bonus of $20,000 payable upon continued employment through December 31, 1996. Thereafter, Dr. Sutherland is entitled to a yearly bonus pursuant to the Company's Executive Bonus Plan. In addition, the Company granted Dr. Sutherland options to purchase 70,000 shares of the Company's Common Stock at a price of $30.625, which options become exercisable in annual increments of 25% of the total number of options granted, commencing one year from the date of grant.

  Conflict Policy. The Company adopted a policy, effective following the consummation of its initial public offering on November 22, 1995, that all material transactions between the Company and its officers, Directors and other affiliates must (i) be approved by a majority of the members of the Board and by a majority of the disinterested members of the Board and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, this policy requires that any loans by the Company to its officers, Directors or other affiliates be for bona fide business purposes only.

  The Company believes that the transactions discussed under the heading "Certain Relationships and Related Transactions" were on terms no less favorable to the Company than could have been obtained with unrelated third parties.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board, on the recommendation of its Audit Committee, has selected the firm of Ernst & Young LLP, independent auditors, as auditors of the Company for the fiscal year ending December 31, 1998. Although stockholder approval of the Board's selection of Ernst & Young LLP is not required by law, the Board believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Meeting, the Board will reconsider its selection of Ernst & Young LLP.

  Representatives of Ernst & Young LLP are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.


                                 OTHER MATTERS

  The Board does not know of any other matters which may come before the Meeting. However, if any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

  All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

  Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at its principal office in Burlington, Vermont not later than December 18, 1998 for inclusion in the proxy statement for that meeting.

                                          By Order of the Board of Directors,

                                          ROBERT W. BAKER, JR., Secretary

April 13, 1998

  THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

[X] PLEASE MARK BOXES
    AS IN THIS EXAMPLE

                   ----------------------------------------
                            IDX SYSTEMS CORPORATION
                   ----------------------------------------
                            PROXY APPOINTMENT FORM

Mark box at right if an address change or comment has been noted on
the reverse side of this card.                                       [_]


RECORD DATE SHARES:



                                                              ------------------
Please be sure to sign and date this Proxy Appointment Form   Date
--------------------------------------------------------------------------------


----------Stockholder sign here --------------------- Co-owner sign here -------



1. To elect the following Class III Directors
   (except as marked below):                        FOR ALL   WITH-   FOR ALL
                                                   NOMINEES   HOLD    EXCEPT

         Stuart H. Altman, Ph.D.                      [_]      [_]      [_]
     Malcolm A. Gleser, M.D., Ph.D.
            Robert H. Hoehl

   INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s) in the list above.

                                                      FOR    AGAINST  ABSTAIN
2. To ratify the selection of Ernst & Young LLP
   as the Company's independent auditors for the      [_]      [_]      [_]
   current year.




   Please sign exactly as name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign by authorizing person.


DETACH CARD                                                          DETACH CARD


                            IDX SYSTEMS CORPORATION

Dear Stockholder,


Please take note of the important information enclosed with this Proxy Appointment Form. There are a number of issues related to the management and operation of IDX Systems Corporation that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the Proxy Appointment Form to indicate how your shares will be voted, then sign the card, detach it and return it in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, May 18, 1998.

Thank you in advance for your prompt consideration of these matters.


Sincerely,

IDX Systems Corporation

                            IDX SYSTEMS CORPORATION

                            PROXY APPOINTMENT FORM
                Annual Meeting of Stockholders -- May 18, 1998
               This Proxy is Solicited by the Board of Directors

The undersigned, revoking all prior proxies, hereby appoint(s) Richard E. Tarrant, John A. Kane and Robert W. Baker Jr., and each of them, with full power of substitution, as proxies, to represent and to vote, as designated herein, all shares of Common Stock of IDX Systems Corporation (the "Company") which the undersigned would be entitled to vote as if personally present at the Annual Meeting of Stockholders of the Company to be held at the Ramada Inn and Conference Center at 1117 Williston Road, South Burlington, Vermont 05403, on May 18, 1998 at 10:00 a.m., local time, and at any adjournment thereof.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

This Proxy Appointment Form, when properly executed will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2. Attendance of the undersigned at the meeting, or any adjournment thereof, will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised or affirmatively indicates his intent to vote in person.

--------------------------------------------------------------------------------
                   PLEASE VOTE, DATE AND SIGN ON REVERSE AND
                   RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                  DO YOU HAVE ANY COMMENTS?

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